EXHIBIT II


Address of Each Group Member:

Osterreichische Industrieholding AG
Kantgasse 1
1015 Vienna
Austria

Olivetti S.p.A.
Via G. Jervis 77
10015 Ivrea (TO)
Italy

Telecom Italia S.p.A.
Corso d'Italia 41
00198 Rome
Italy

Telecom Italia International N.V.
Atrium 3111
Strawinskylaan 6th Floor
1077ZX Amsterdam
The Netherlands